Exhibit 10.12

July 11, 2022

Dwight William Rettig

[***]

[***]

Dear Mr. Rettig:

This employment agreement (the “Agreement”) between you, Hydril USA Distribution, LLC, a Texas limited liability company (“Hydril”), and HMH Holding B.V, a Dutch Corporation (“HMH” or the “Company”,) supersedes all prior arrangements. All references in this Agreement to “HMH” or “Company” shall mean Hydril USA Distribution LLC and its affiliates, including HMH Holding BV or similar parent entities or holding companies of Hydril USA Distribution LLC.

1.

Term: The Agreement is effective April 1, 2022 (the “Effective Date”). The “Term” is the period beginning on the Effective Date and ending on the date on which your employment hereunder terminates. Provided, however, that commencing on the date one (1) year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Term shall be automatically extended so as to terminate one year after such Renewal Date, unless at least sixty (60) days prior to the Renewal Date the Company shall give notice that the Contract Period shall not be so extended. If this Agreement has been automatically extended, the term “date hereof” as used within the phrase “in effect as of the date hereof” or other similarly constructed phrases, any of which are used in this Agreement to describe the nature and scope of your duties and compensation as of the date of this Agreement, shall be revised to read as “most recent Renewal Date”.

2.

Position/Title/Responsibilities: During the Term, you will serve as General Counsel and Chief Admin. Officer of the Company. You will report directly to the Chairman of the Board of Directors and Chief Executive Officer of the HMH, Mr. Merrill A. “Pete” Miller Jr., (the “Chairman and CEO”). Your position (including status, offices, titles, authority, duties and responsibilities) shall be substantially similar to those performed by other General Counsel and Chief Admin. Officers of similarly sized private and publicly traded companies. You will also be responsible for the operations of the Company’s Bronco Manufacturing group.

3.

Remuneration and other Benefits: The compensation and benefits described in this Agreement are subject to the most favorable terms and conditions of any underlying plan, practice or policy document and award agreements governing such compensation or benefits. It is the parties’ intent and agreement that in the event of any conflict between the terms of this Agreement and any (subsequent or predated) plan, practice, policy document or award agreement, the terms of this Agreement shall prevail.

a.

Base Salary: The agreed market rate for your position is $500,000.00 per year (“Market Base Salary”). The parties have agreed that, as the Company is newly formed, you will accept an annual gross base salary of $300,000.00 paid on the Company’s U.S. Dollar payroll in accordance with the most favorable Company payroll policy for similarly situated executives (and as adjusted from time to time, the “Base Salary”). The Company intends to raise your Base Salary to the Market Base Salary rate as soon as possible. Any increase in Base Salary or Market Base Salary may not serve to limit or reduce any other obligation to you under this Agreement.

b.

Performance Bonus: In addition to your Base Salary, during the Term, you will be eligible to participate in the Company’s annual performance bonus program (“Annual Bonus”) in accordance with its most favorable applicable terms and to the extent determined by the Board of Directors of the Company (the “Board”), and the Chairman and CEO. You shall also be eligible to participate in any other bonus, incentive, equity programs for which you are eligible (“Other Incentive Programs”). As you were a contractor since October 1, 2021; for the Company’s 2022 Short Term Incentive Plan, you will participate as though were an employee as of the start of the year, January 1, 2022.

c.

Phantom Award: You have already received a phantom award, pursuant to Company’s Founders’ Phantom Equity Allocation (the “Phantom Award”) in January 2022. You may also be entitled to participate in the Company’s Long Term Incentive Plans, (initial one to be similar to the Phantom Award) as may be approved yearly. The initial LTIP is anticipated to provide participants with the opportunity to receive phantom equity, with a portion vesting solely over time and the remainder vesting tied to performance targets relative to a peer group of companies. Participation is at the discretion of the Chairman, CEO and the Board of Directors.

d.

Retirement and Welfare Benefits; Expense Reimbursement: You will be eligible to participate in Company-sponsored benefit programs, including health & welfare programs and a defined contribution retirement plan, subject to the most favorable terms and conditions of each applicable plan, as amended from time to time, but in no event shall such plans, practices, policies and programs provide you with benefits which are less favorable, in the aggregate, than such plans, practices, policies and programs in effect for any other similarly situated executives of the Company (“Fringe Benefits”). You will be entitled to reimbursement of reasonable business expenses that you incur during the Term in connection with the performance of your duties, in accordance with the Company’s most favorable policies, as in effect from time to time. Your Market/Base Salary, Annual Bonus, Other Incentive Programs, Phantom Award together with the Fringe Benefits shall be your total compensation (“Total Compensation”).

e.

Health Insurance: At your election, you and your family will be entitled to participate in all Company sponsored group health insurance plans, including without limitation medical, disability, dental, vision and other coverages, until you are eligible for enrollment under and to participate in United States Government sponsored Medicare. The rate you will pay for coverage will be no more than any similarly situated and covered employee. This eligibility for coverage will be available regardless of your employment status with the Company.

4.

Place of Work: Your principal place of work shall be at the Company’s USA operational headquarters located at 3300 N Sam Houston Pkwy E, Houston, TX 77032, subject to reasonably required travel, in the course of performing your duties.

5.

Working Time: Any tasks performed by you for the Company or its subsidiaries, whether as an employee, officer or director are fully compensated by your Total Compensation. You agree to devote the majority of your business time and to use all reasonable efforts to discharge the responsibilities assigned to you. During the Term it shall not be a violation of this Agreement to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) work with or manage personal or family related investments or entities.

6.	Vacation: You are eligible to take paid vacation days in accordance with the Company’s most favorable vacation policy as in effect from time to time.

7.

Principles: It is the parties’ intent and agreement that in the event of any conflict between the terms of this Agreement and any (subsequent or predated) plan, practice, policy document or award agreement, including without limitation any bonus or equity plan, the terms and principles of this Agreement shall prevail.

8.

Termination: The Term and your employment with the Company will terminate upon the earliest to occur of (i) your death or Disability (as defined below) during the Term, (ii) your termination of this Agreement for Good Reason (as defined below), (iii) an involuntary termination by the Company with Cause (as defined below).

a.

You agree to endeavor to give the Company at least 30 days’ advance written notice of your voluntary resignation of your employment without Good Reason; provided, that the Company may waive all or any portion of such notice period and accelerate the effective date of your voluntary resignation. Upon any termination of employment, you shall automatically resign from all positions with the Company and its affiliates.

b.

Your employment shall terminate automatically upon your death during the Term. If the Company determines in good faith that your Disability has occurred during the Term (pursuant to the definition of Disability set forth below), it will give you written notice in accordance with this Agreement of its intention to terminate your employment. In such event, your employment with the Company shall terminate effective thirty (30) days after receipt of such notice by you (the “Disability Effective Date”), provided that within the thirty (30) day period after such receipt, you shall not have returned to full-time performance of your duties. For purposes of this Agreement, “Disability” shall mean your absence from your duties with the Company on a full-time basis for one hundred eighty (180) calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to you or your legal representative. This provision does not modify or affect any other rights you may have under the Americans with Disabilities Act or other applicable laws regarding any disability you may have or develop.

c.	“Good Reason” means:

i.	the Chairman and CEO of the Company is no longer Mr. Merrill A. “Pete” Miller Jr;

ii.

your duties as Chief Admin Officer or General Counsel are, without your consent, taken over or being performed by other personnel or the duties of the Legal Department are, while you are heading it, substantially reduced or diminished within the Company;

iii.	a diminution in your Base Salary, except for a proportionate reduction that applies as part of a reduction to substantially all senior executives of the Company;

iv.

the assignment to you of any duties inconsistent in any respect with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2 of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company within seven (7) days after receipt of notice thereof given by you;

v.

any failure by the Company to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company within seven (7) days after receipt of notice thereof given by you;

vi.

the Company’s requiring you to be based at any office or location greater than 50 miles from 3300 N Sam Houston Pkwy E, Houston, TX 77032 or the Company’s requiring you to travel on Company business to a substantially greater extent than required immediately prior to the date hereof;

vii.	any purported termination by the Company of your employment otherwise than as expressly permitted by this Agreement; or

viii.	notice by the Company that it does not intend to extend or renew this Agreement.

d.

“Cause” means (i) the final conviction of a felony which is materially and demonstrably injurious to the Company, or (ii) your willful and continued failure to perform substantially your duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Chairman & CEO which specifically identifies the manner in which the Chairman & CEO believes that you have not substantially performed the your duties, repeatedly failed or refused, or neglected to substantially perform your duties (other than by reason of any medically determinable physical or mental impairment) or to implement the reasonable and lawful directives of the Chairman, CEO or Board of Directors consistent with your duties.

e.

Notice of Termination: Any termination during the Term by the Company for Cause, or by you for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by you or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of you or the Company, respectively, from asserting such fact or circumstance in enforcing your or the Company’s rights hereunder.

f.	Date of Termination: “Date of Termination” shall mean:

i.	if your employment is terminated by the Company for Cause, or by you for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; and

ii.	if your employment is terminated by reason of death or Disability, the Date of Termination shall be the date of your death or the Disability Effective Date, as the case may be.

For purposes of any payments or provision of benefits under this Agreement, you shall not be considered to have terminated employment with the Company unless you incur a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable guidance issued thereunder.

9.	Obligations of the Company upon Termination:

a.

If your employment with the Company is terminated as a result of (i) the Company’s delivering a notice to you of a termination due to your Disability, (ii) termination by the Company with Cause, or (iii) your resignation without Good Reason, the Company shall pay or provide or cause to be paid or provided to you within thirty (30) days after the Termination Date in the aggregate the following amounts:

i.	any earned but unpaid Base Salary through your termination date, payable in accordance with the Company’s most favorable payroll practice, and

ii.	any accrued vacation pay; and

iii.	reimbursement, within 30 days following submission by you to the Company, of unreimbursed business expenses properly incurred by you; and

iv.	continued right of participation in any Company sponsored group health insurance plans, and

v.

any accrued and vested benefits provided upon a termination of employment under the Company’s employee benefit plans (other than severance plans, programs, arrangements) in which you participate, in accordance with the terms thereof, or otherwise required by law to be provided to you upon a termination of employment (the amounts and benefits described in the preceding clauses (i) through (v), in the aggregate, the “Accrued Rights”). Other than the Accrued Rights, you will not be entitled to any compensation or other benefits hereunder or under any other benefit plan, program, or arrangement of the Company upon or following such termination.

b.

In the event that the Company involuntarily terminates your employment without Cause, or Disability or you terminate your employment for Good Reason, in addition to the Accrued Rights, the Company will provide you with:

i.

Lump sum severance pay equal to three times the sum of your Base Salary and (ii) the average annual cash bonus received by you for the last 3 years prior to termination (“Severance Amount”), paid out within thirty (30) days; and

ii.	the Company will accelerate vesting of all time-based equity, phantom equity and long-term incentive awards on the 30th day following your termination; and

iii.

the Company will cause all performance-based equity, phantom equity and long-term incentive awards, to continue in effect through the end of the applicable performance period and vest based on actual results as if you had remained employed through the end of the applicable performance period; and

iv.

Any compensation previously deferred by you under a plan sponsored by the Company (together with any accrued interest or earnings thereon) shall be distributed at the earliest time permitted by such plan or, if permitted under the terms of such plan and all applicable laws, statutes or regulations governing such plans, at such other time as you may elect under the terms of such plan (“Other Compensation”); and

v.

To the extent not theretofore paid or provided, the Company shall timely pay or provide you any other amounts or benefits required to be paid or provided or which you are eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”); and

vi.

After the end of the fiscal year and before the date that an annual bonus is paid in the subsequent year with respect to such completed prior year, then to the extent that a bonus for such prior year was earned by you based upon the achievement of the performance goals for such prior year, the Company will pay you such earned bonus at the same time bonuses are paid to active employees.

10.

Other Rights: Except as provided herein, nothing in this Agreement shall prevent or limit your continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which you may qualify, nor shall anything herein limit or otherwise affect such rights as you may have under any contract or agreement with the Company or any of its affiliated companies. Except as provided herein, amounts which are vested benefits or which you are otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement. It is expressly agreed by you that you shall have no right to receive, and hereby waives any entitlement to, any severance pay or similar benefit under any other plan, policy, practice or program of the Company. You also agree that to the extent you may be eligible for any severance pay or similar benefit under any laws providing for severance or termination benefits, such other severance pay or similar benefit shall be coordinated with the benefits owed hereunder, such that you shall not receive duplicate benefits.

11.	Full settlement:

a.

No Rights of Offset: The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against you or others.

b.

No Mitigation Required: In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement and such amounts shall not be reduced whether or not you obtain other employment.

c.

Legal Fees: The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expense which you may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or you of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereto, plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

12.

CONFIDENTIAL INFORMATION: The Company may through the course of your employment performing your duties provide you, and you promise to hold in a fiduciary capacity for the benefit of the Company, all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by you during your employment by the Company or any of its affiliated companies, provided that it shall not apply to information which is or shall become publicly available (other than by acts by you or representatives of yours in violation of this Agreement), information that is developed by you independently of such information, or knowledge or data or information that is disclosed to you by a third party under no obligation of confidentiality to the Company, or information gained prior to the your employment with the Company. All work products developed prior to the Term of this Agreement will remain your property. For a period of two (2) years after termination of your employment with the Company, you shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section constitute a basis for deferring or withholding any amounts otherwise payable to you under this Agreement. Despite the confidentiality obligations specified above, you understand that neither this Agreement nor any other agreement or policy of the Company restricts or prohibits you from making the following disclosures: (a) disclosures of any information to or any complaint regarding suspected unlawful activity regarding any law, regulation, or program administered by the Securities and Exchange Commission (“SEC”), including the recovery of any amounts under any SEC programs, or (b) any disclosures made as part of any whistleblower or similar protected activity involving the reporting of suspected unlawful behavior.

13.

Restrictive Covenants: You agree that for a period of twelve months starting from the Date of Termination, you will not be employed or act in any capacity as the Chief Admin Officer & General Counsel for any business entity that competes with the Company and has revenue in excess of US Forty Million Dollars ($40,000,000.00) in the competing product market.

14.

Notice: All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to you:	If to the Company:

Dwight W. Rettig [***] [***] [***] With a copy to: [***]	Attn: Chief Executive Officer 3300 N Sam Houston Pkwy E Houston, TX 77032 USA With a copy to: General Counsel for Hydril USA Distribution, LLC or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when received by the addressee.

15.

Withholding: All amounts paid to you pursuant to this Agreement, in whatever form, will be subject to withholding for federal, state and local income taxes and other deductions to the extent required by law.

16.

Applicable Law, Jurisdiction & Waiver: The validity, interpretation, construction and performance of this Agreement shall in all respects be governed by the laws of the State of Texas, without reference to principles of conflict of law. Any legal suit, action or proceeding arising out of or relating to this Agreement shall be brought in either the federal District Court for the Southern District of Texas—Houston Division or in a judicial district court of Harris County, Texas. You acknowledge that you have entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. Yours or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right you or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

17.

Code Section 409A: The intent of the Company and you is that the payments and benefits under this Agreement comply with or are exempt from Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and this Agreement shall be interpreted accordingly. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor you shall have the right to accelerate or defer the delivery of any nonqualified deferred compensation subject to Section 409A, except to the extent specifically permitted or required by Section 409A. Terms defined in this Agreement shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. In any event, the Company makes no representations or warranty and shall have no liability to you or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

18.

Entire Agreement: This Agreement sets forth the entire terms of your employment with the Company. Upon execution and delivery by you and the Company, this Agreement will be a valid and binding obligation of the parties, enforceable against each in accordance with its terms. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

19.	Interpretation: The parties agree that this Agreement should be interpreted with the language that is the most favorable to you.

20.

Assignment: This Agreement shall bind and inure to the benefit of the parties and their respective successors, assigns, personal or legal representatives, executors, administrators, and heirs, including, without limitation, with regard to the Company or any successor due to reincorporation or formation of a holding company. Your rights and obligations under this Agreement shall not be assignable by you (other than by will or operation of law). The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

21.

Indemnification; Liability Insurance. The Company hereby agrees to indemnify you and hold you harmless to the extent provided under the By-Laws or other governing documents of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the good faith performance of your duties and obligations with the Company. This obligation shall survive the termination of your employment with the Company. The Company shall cover you under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

22.	Counterparts: This Agreement may be executed in two counterparts, both of which taken together shall be deemed to constitute one and the same original.

We look forward to your acceptance of this Agreement, which you can indicate by signing, dating and returning a copy of this Agreement via email to [***].

Sincerely,

Hydril USA Distribution LLC

/s/ Merrill A. Miller Jr.
Name: Merrill A. Miller Jr.
Title: Chairman & Chief Executive Officer

HMH Holdings B.V.

/s/ Dag Stenevik
Name: Dag Stenevik
Title: Managing Director

By virtue of my signature below, I acknowledge that (a) I have received and reviewed this Agreement, (b) I fully understand its contents, and (c) I accept and agree to the terms and conditions of my employment.

/s/ Dwight W. Rettig
Signature

Dwight W. Rettig

July 11, 2022
Date